Exhibit 99.1

Provident Community Bancshares Reports Second Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--August 16, 2013--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) reported a net loss to common shareholders of $1.5 million for the three months ended June 30, 2013 compared to net income to common shareholders of $24,000 for the same period in 2012. The loss in 2013 was primarily due to an increase in OREO expense along with an increase in the provision for loan losses due to an increase in loan write-downs. In addition, the gain on the sale of investments for the quarter ended June 30, 2013 was $24,000 compared to $286,000 for the previous year comparable quarter. Net loss per common share was $0.81 (diluted) for the three months ended June 30, 2013, versus net income of $0.01 per common share (diluted) for the same period in 2012. The net loss to common shareholders for the six months ended June 30, 2013 was $1.9 million, or $1.07 net loss per share (diluted), compared to a net loss to common shareholders of $178,000 or $0.10 per share (diluted), for the same period in 2012.

At June 30, 2013, assets totaled $344.0 million, a decrease of $5.9 million, or 1.7%, from $349.9 million at December 31, 2012. Investment securities at June 30, 2013 increased $11.2 million to $180.4 million from $169.2 million at December 31, 2012. Federal funds sold at June 30, 2013 decreased $11.8 million to $8.5 million from $20.3 million at December 31, 2012 as a result of sales and maturities of securities. Net loans receivable decreased 2.7% to $120.1 million at June 30, 2013 as a result of lower demand and more stringent underwriting standards. Deposits increased $132,000 to $277.6 million at June 30, 2013. Federal Home Loan Bank (“FHLB”) advances and other borrowings decreased $831,000 to $42.9 million at June 30, 2013 due primarily to the maturation of borrowings. Shareholders’ equity decreased $5.7 million, or 46.6%, to $6.5 million at June 30, 2013 from $12.2 million at December 31, 2012 due primarily to a $4.0 million increase in unrealized losses on securities available for sale along with net loss before accrued preferred stock dividends of $1.7 million.

Nonperforming loans, which are primarily commercial real estate properties, were $12.2 million as of June 30, 2013, or 10.7% of total loans, as compared to $13.2 million at December 31, 2012, a decrease of $971,000. Other Real Estate Owned (“OREO”) decreased $4.0 million to $5.2 million at June 30, 2013 from $9.2 million at December 31, 2012, as a result of sales of real estate properties totaling $4.4 million. Bad debt charge-offs, net of recoveries, were $543,000 for the three months ended June 30, 2013 compared to $443,000 for the same period in 2012.

COMPANY INFORMATION

Provident Community Bancshares, Inc. is the holding company for Provident Community Bank, N.A., which operates eight community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2012, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2013, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

(Unaudited) ($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Data	2013	2012	2013	2012

Net interest income	$1,819	$1,814	$3,489	$3,765
Provision for loan losses	500	195	500	630
Net interest income after loan loss provision	1,319	1,619	2,989	3,135
Non-interest income	657	658	1,294	1,275
Net gain on sale of investments	24	286	24	525
OREO property write-downs/disposition expense (recovery)	711	(65)	888	76
Non-interest expense	2,580	2,473	5,010	4,788
Expense for income taxes	42	12	85	12
Net (loss) income	(1,333)	143	(1,676)	59
Accretion of preferred stock to redemption value	3	3	3	3
Preferred dividends accrued	116	116	232	234
Net (loss) income to common shareholders	($1,452)	$24	($1,911)	($178)
(Loss) income per common share: basic	($0.81)	$0.01	($1.07)	($0.10)
(Loss) income per common share: diluted	($0.81)	$0.01	($1.07)	($0.10)
Weighted average number of
common shares outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	As of 6/30/13	As of 12/31/12

Total assets	$344,048	$349,942
Cash and due from banks	16,975	29,059
Investment securities	180,408	169,214
Loans	124,400	127,781
Allowance for loan losses	4,312	4,367
Deposits	277,613	277,481
FHLB advances and other borrowings	42,949	43,780
Junior subordinated debentures	12,372	12,372
Total liabilities	337,530	337,734
Shareholders’ equity	6,518	12,208
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank regulatory capital ratios:
Leverage ratio	6.63%	7.04%
Tier 1 capital ratio	13.47%	14.00%
Total risk-based capital ratio	14.73%	15.27%

Asset Quality

Nonperforming loans	$12,203	$13,174
Troubled debt restructurings	676	4,187
Other real estate owned	5,182	9,174
Total nonperforming assets	$18,061	$26,535
Percentage of nonperforming loans to total loans, net	10.72%	14.07%
Percentage of nonperforming assets to total assets	5.25%	7.58%
Allowance for loan losses to nonperforming loans	33.48%	25.15%
Allowance for loan losses to total loans	3.54%	3.42%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer